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                                  FORM 8-K

                               CURRENT REPORT


                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


   PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


     Date of Report (Date of earliest event reported) November 2, 1998


 Commission          Registrant; State of Incorporation;      IRS Employer
 File Number            Address; and Telephone Number       Identification No.

 1-9513                    CMS ENERGY CORPORATION                38-2726431
                          (A Michigan Corporation)
                      Fairlane Plaza South, Suite 1100
                           330 Town Center Drive
                          Dearborn, Michigan 48126
                               (313) 436-9261


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 ITEM 5.  OTHER EVENTS

      On November 2, 1998, CMS Energy Corporation ("CMS Energy") announced that it has entered into a definitive Stock Purchase Agreement with PanEnergy Corp ("PanEnergy"), a wholly owned subsidiary of Duke Energy Company ("Duke"), to acquire all the stock of Panhandle Eastern Pipe Line Company and its principal subsidiaries, Trunkline Gas Company and Pan Gas Storage Company. It is also acquiring the stock of Panhandle Storage Company and Trunkline LNG Company. (These companies together are hereinafter referred to as the "Panhandle Companies".) Prior to the closing, Panhandle Eastern Pipe Line Company's 5.3% interest in Northern Border Pipeline LP and certain non-operating assets which are not material in amount or revenue impact will be transferred to other subsidiaries of Duke. In addition, certain intercompany accounts, including advances, between the Panhandle Companies and Duke will be eliminated.

      The purchase price for the stock of the Panhandle Companies is $1.9 billion in cash. The Panhandle Companies are expected to have approximately $300 million of debt outstanding at the time of closing which will become a part of CMS Energy's consolidated indebtedness.

 The Panhandle Companies:

      Panhandle Eastern Pipe Line Company and Trunkline Gas Company, together with the two gas storage companies to be acquired, are primarily engaged in the interstate transportation and storage of natural gas. Panhandle Eastern Pipe Line Company's transmission system, which consists of four large-diameter parallel pipelines and 13 mainline compressor stations, extends a distance of approximately 1,300 miles from producing areas in the Anadarko Basin of Texas, Oklahoma and Kansas through the States of Missouri, Illinois, Indiana and Ohio into Michigan. Trunkline Gas Company's transmission system extends approximately 1,400 miles from the Gulf Coast area of Texas and Louisiana through the States of Arkansas, Mississippi, Tennessee, Kentucky, Illinois and Indiana to a point on the Indiana-Michigan Border. The Trunkline system consists of three large diameter parallel pipelines and 18 mainline compressor stations. It connects with the intrastate gas transmission system of Consumers Energy Company, CMS Energy's wholly-owned electric and gas utility subsidiary. Consumers Energy is one of the largest gas transmission customers of the two pipeline companies being acquired.

      Trunkline Gas Company owns and operates two offshore Louisiana gas supply systems consisting of 337 miles of pipeline extending approximately 81 miles into the Gulf of Mexico.

      The combined throughput volumes for the two pipelines in 1997 was 1279 Tbtu. Principal customers include 20 utilities located in the Midwest market area that encompasses large portions of Michigan, Ohio, Indiana, Illinois, Missouri and Tennessee. A substantial portion of the delivered volumes represents gas transported to these utilities under firm agreements but gas is also transported for gas marketers, producers, other pipelines, electric power generators and a variety of end users. Gas transmission services are also provided under interruptible agreements. Transportation service for Consumers Energy and a gas marketing subsidiary of Duke each accounted for approximately 10% of the combined revenues of the two pipelines.

      The Panhandle Companies own and operate five underground gas storage fields located in Illinois, Michigan, Kansas, Oklahoma and Louisiana with a combined maximum working storage gas capacity of 70 bcf.

      The Panhandle Companies compete with a number of interstate and intrastate pipeline companies in the transportation and storage of natural gas. The principal elements of competition among pipelines are rates, terms of service and flexibility and reliability of service.

      Trunkline LNG Company owns a liquified natural gas ("LNG") regasification plant and related LNG tanker port, unloading facilities and LNG and gas storage facilities located at Lake Charles, Louisiana. The LNG plant has the capacity to deliver 700 Mmcf per day but has been operated on a limited basis for a number of years.

      The rates and operations of the Panhandle Companies are subject to regulation by the Federal Energy Regulatory Commission.

      Panhandle Eastern Pipe Line Company is subject to the informational filing requirement of the Securities and Exchange Act of 1934 and, in accordance therewith, is obligated to file reports and other information with the Securities and Exchange Commission relating to its business, financial condition and other matters. These reports contain financial statements and other important information in addition to the information provided above and are available through offices of the Commission. However, the information contained in such reports does not include information relative to Panhandle Storage Company or Trunkline LNG Company and does not reflect the transfer of certain assets being retained by subsidiaries of Duke as described above.

 Stock Purchase Agreement

      The only regulatory requirement for closing under the Stock Purchase Agreement (the "Agreement") is compliance with the Hart-Scott- Rodino Antitrust Improvements Act of 1976.

      The Agreement provides that if, as a result of CMS Energy's continuing due diligence investigation, CMS Energy learns of material facts not previously disclosed or inconsistent with representations and warranties made in the Agreement, CMS Energy may, on or prior to November 23, 1998, notify PanEnergy Corp of its intent to terminate the Agreement and the Agreement will terminate unless PanEnergy corrects the asserted misrepresentations within 30 days. The Agreement may be terminated by PanEnergy if CMS Energy fails to provide firm commitment letters from nationally recognized financial institutions to finance the $1.9 billion purchase price. Based upon letters received from two major banks indicating a willingness to provide bridge loan financing, CMS Energy believes that the financial commitment requirements of the Agreement will be met. Permanent financing plans are in the process of being formed and negotiated and CMS Energy currently expects approximately $900 million to be raised from the sale of common stock and/or securities convertible into common stock and $1 billion from the issuance of debt securities by CMS Energy and the Panhandle Companies. If CMS Energy is unable to provide the appropriate financing commitments by November 23, 1998 or is unable to close the purchase when it is otherwise would be obligated to close, it must pay PanEnergy Corp a $75 million termination fee. The closing is scheduled for January 4, 1999 but may be delayed by mutual agreement.

 Item 7.   Exhibits

 10.1 Stock Purchase Agreement between PanEnergy Corp, Texas Eastern Corporation and CMS Energy Corporation dated as of October 31, 1998

 99.1    Press Release of CMS Energy Corporation dated November 2, 1998


                                 SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        CMS ENERGY CORPORATION


 Dated: November 2, 1998                By: /s/ Alan M. Wright
                                           ______________________________
                                           Alan M. Wright
                                           Senior Vice President and Chief
                                           Financial Officer